Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Artio Global Investors Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-162187) on Form S-8 of Artio Global Investors Inc. of our reports dated February 25, 2011, with respect to the consolidated statements of financial position of Artio Global Investors Inc. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in equity, and cash flows, for each of the years in the three-year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 annual report on Form 10-K of Artio Global Investors Inc.

/s/ KPMG LLP

New York, New York
February 25, 2011

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